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MANAGEMENT'S REPORT ON ASSESSMENT OF COMPLIANCE WITH SEC REGULATION AB SERVICING CRITERIA

1.      Fintech Trust Advisors LLC DBA CRED iQ (the “Company” or “CRED iQ”) is responsible for assessing compliance with the servicing criteria applicable to it in item 1122(d)(3)(i)(A-B) and 1122(d)(4)(vii) of Regulation AB of the Securities and Exchange Commission (“SEC”), as of and for the year ended December 31, 2022 (the “Reporting Period”), as set forth in Appendix A hereto. The transactions covered by this report (collectively referred to as “Operating and/or Trust Advisor Services Platform” or the “Platform”) include asset-backed securities transactions for which CRED iQ acted in the capacity of Operating and/or Trust Advisor, as defined in Appendix B;

2.        CRED iQ used the criteria set forth in Item 1122(d)(3)(i)(A-B) and Item 1122(d)(4)(vii) of Regulation AB (defined in Appendix A) to provide an assertion on the Company’s assessment of compliance with the applicable servicing criteria;

3.        During the reporting period, there were no loss mitigation or recovery actions initiated, conducted, or concluded on any of the active assets for which CRED iQ is named as the Operating/Trust Advisor of record that would require action as the Operating and/or Trust Advisor. Therefore, CRED iQ did not perform any Operating and/or Trust Advisor activities related to Item 1122(d)(4)(vii) of Regulation AB;

4.        CRED iQ has complied in all material aspects, with the applicable servicing criteria for the Reporting Period with respect to the deals listed in Appendix B taken as a whole;

5.        Grant Thornton LLP, an independent registered public accounting firm, has issued an attestation report on the Company’s assertion on compliance with the applicable servicing criteria for the Reporting Period.

Fintech Trust Advisors LLC DBA CRED iQ

February 15, 2023

 /s/ Mike Haas

Mike Haas, CEO

   APPENDIX A – Applicable Servicing Criteria

Regulation AB Criteria
Section	Description	Criteria
1122(d)(3)(i)	Reports to the Investor

Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports:

(a) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (b) provide information calculated in accordance with the terms specified in the transaction agreements.

1122(d)(4)(vii)	Loss Mitigation Actions

Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreement.

APPENDIX B – The Platform

Portfolio	Period of Service	Operating / Trust Advisor activity required as of and for the year ended December 31, 2022
WFRBS 2013-C11	January 1, 2022 – December 31, 2022	X
CGCMT 2016-C3	January 1, 2022 – December 31, 2022
WFRBS 2015-LC20	April 1, 2022 – December 31, 2022
WFCM 2015-C27	April 1, 2022 – December 31, 2022
WFCM 2014-LC14	April 1, 2022 – December 31, 2022